Exhibit 2.13

Fomento Económico Mexicano, S.A.B. de C.V.,

as Issuer,

The Bank of New York Mellon,

as Trustee, Security Registrar, Paying Agent and Transfer Agent,

The Bank of New York Mellon, London Branch,

as London Paying Agent and Transfer Agent,

and

The Bank of New York Mellon SA/NV, Dublin Branch,

as Irish Paying Agent

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 18, 2016

€1,000,000,000

1.75% Senior Notes due 2023

SECOND SUPPLEMENTAL INDENTURE, dated as of March 18, 2016 (this “Second Supplemental Indenture”), among Fomento Económico Mexicano, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) (herein called the “Company”), having its principal office at General Anaya No. 601 Pte., Colonia Bella Vista, Monterrey, Nuevo León 64410, Mexico, The Bank of New York Mellon, a corporation duly organized and existing under the laws of the State of New York authorized to conduct a banking business, as Trustee (herein called the “Trustee”), Security Registrar, Paying Agent and Transfer Agent, The Bank of New York Mellon, London Branch, as London Paying Agent and Transfer Agent (herein called the “London Paying Agent”), and The Bank of New York Mellon SA/NV, Dublin Branch, as Irish Paying Agent (herein called the “Irish Paying Agent”), to the Indenture dated as of April 8, 2013, between the Company and the Trustee (herein called the “Base Indenture” and, together with this Second Supplemental Indenture, herein called the “Indenture”).

W I T N E S S E T H:

WHEREAS, Section 301 of the Base Indenture provides for the issuance from time to time thereunder, in series, of debt Securities of the Company, and Section 901 of the Base Indenture provides for the establishment of the form or terms of Securities issued thereunder through one or more supplemental indentures;

WHEREAS, the Company desires by this Second Supplemental Indenture to create a series of Securities to be issued under the Base Indenture, as supplemented by this Second Supplemental Indenture, and to be known as the Company’s “1.75% Senior Notes due 2023” (the “Notes”), which are to be initially limited in aggregate principal amount as specified in this Second Supplemental Indenture and the terms and provisions of which are to be as specified in this Second Supplemental Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this Second Supplemental Indenture to establish the Notes as a series of Securities under the Base Indenture and to provide for, among other things, the issuance and form of the Notes and the terms, provisions and conditions thereof, and additional covenants for purposes of the Notes and the Holders thereof; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, for and in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof and for the purpose of setting forth, as provided in the Base Indenture, the form of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee, the London Paying Agent and the Irish Paying Agent as follows:

ARTICLE ONE

DEFINITIONS

Section 101. Provisions of the Base Indenture.

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Base Indenture shall remain in full force and effect. The Base Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Second Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes authenticated and delivered under this

Second Supplemental Indenture shall be bound hereby. This Second Supplemental Indenture shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities or modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series. Notwithstanding any other provision of this Section 101 or the Base Indenture or this Second Supplemental Indenture to the contrary, to the extent any provisions of this Second Supplemental Indenture or any Note issued hereunder shall conflict with any provision of the Base Indenture, the provisions of this Second Supplemental Indenture (including the terms and conditions of the Notes set forth in Section 203 hereof) shall govern, including without limitation the provisions of Section 601 of this Second Supplemental Indenture.

Section 102. Definitions.

For all purposes of this Second Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

(a) any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Second Supplemental Indenture;

(b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(c) all terms used in this Second Supplemental Indenture that are defined in the Base Indenture have the meanings assigned to them in the Base Indenture;

(d) the term “Securities,” as defined in the Base Indenture and as used therein (including in any definition therein), shall be deemed to include or refer to, as applicable, the Notes;

(e) the term “Depositary,” as used in the Indenture, shall be deemed to refer, solely with respect to the Notes, to Clearstream, Luxembourg and Euroclear, until a successor Depositary shall have become Depositary with respect to the Notes pursuant to the applicable provisions of the Indenture, and thereafter “Depositary” shall mean such successor Depositary; and

(f) the following terms have the meanings given to them in this Section 102(f):

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in a Global Note, the rules and procedures of Euroclear and Clearstream, Luxembourg, as the case may be, that apply to such transfer or exchange, including the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” of Euroclear and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream, Luxembourg.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (a) not a day on which banking institutions in New York City, Mexico City or London generally are authorized or obligated by law, regulation or executive order, as applicable, to close and (b) in the case of notes issued in certificated form, a day on which banks and financial institutions are generally open for business in the location of each office of a Paying Agent, but only with respect to a payment to be made at the office of such paying agent; provided that for purposes of payments to be made under the Indenture, a “Business Day” must also be a TARGET System day. A “TARGET System day” is any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET2) System (or any successor thereto) is open for business and a day on which commercial banks are open for dealings in euro deposits in the London interbank market.

“Common Depositary” means The Bank of New York Mellon, London Branch, as common depositary for the Depositary.

“Distribution Compliance Period” means, in respect of any Global Note (or Notes issued in certificated form), the 40 consecutive days beginning on and including the later of (a) the day on which any Notes represented thereby are offered to persons other than distributors (as defined in Regulation S) pursuant to Regulation S or (b) the issue date for such Notes.

“euro” or “€” means the euro or such other lawful currency of the member states of the European Monetary Union that have adopted or that will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union, as at the time of payment shall be legal tender for the payment of public and private debts.

“Global Note” means a Note that evidences all or part of the Notes and is authenticated and delivered to, and registered in the name of, the Common Depositary for such Notes or a nominee thereof, and which shall be considered a “Global Security” under the Base Indenture.

“Government Securities” means direct non-callable and non-redeemable obligations denominated in euros (in each case, with respect to the issuer thereof) of any member state of the European Union that is a member of the European Union as of the date of this Second Supplemental Indenture.

“Interest Payment Date” means each March 20, commencing on March 20, 2017.

“New York Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law, regulation or other governmental action to remain closed.

“Notes” has the meaning set forth in the Recitals.

“Office of the London Paying Agent” means, initially, the office of the London Paying Agent, located at One Canada Square, London E14 5AL, United Kingdom.

“Private Placement Legend” means the private placement legend specified in the form of face of Note included in Section 203(a) of this Second Supplemental Indenture.

“Regulation S” means Regulation S under the Securities Act or any successor regulation.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201. Designation, Principal Amount and Interest Rate.

(a) (i) There is hereby authorized and established a series of Securities designated the “1.75% Senior Notes due 2023,” initially in an aggregate principal amount of €1,000,000,000 (which amount does not include Notes authenticated and delivered upon registration of transfer of, in exchange for, or in lieu of, other Securities of such series pursuant to Sections 304, 305, 306, 906 or 1105 of the Base Indenture), which amount shall be specified in the Company Order for the authentication and delivery of Notes pursuant to Section 303 of the Base Indenture. The principal of the Notes shall be due and payable at their Maturity.

(b) The Company may, from time to time and without the consent of the Holders of the Outstanding Notes, issue additional Securities on terms and conditions identical to those of the Notes (except for issue date, issue price and the date from which interest shall accrue and, if applicable, first date of payment), which additional Securities shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Outstanding Notes.

(c) The Stated Maturity of the Notes shall be March 20, 2023. The Notes shall bear interest at the rate of 1.75% per annum from March 18, 2016 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable annually in arrears on each Interest Payment Date, until the principal thereof is paid or made available for payment on or prior to the Maturity of the Notes; and provided that any amount of interest on any Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by such Note from the date such amount is due to the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture. Interest on the Notes shall be computed on the basis of a 365-day year or 366-day year, as applicable, and the actual number of days elapsed. Interest in respect of any period of less than one year shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or March 18, 2016 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment conversion is referred to as Actual/Actual (ICMA) as defined in the handbook of the International Capital Market Association.

Section 202. Denominations.

The Notes shall be issued only in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

For purposes of the definition of “Outstanding” in the Base Indenture, the principal amount of the Notes will be the aggregate principal sum of euro represented by the Notes.

Section 203. Forms; Terms and Conditions in Forms.

The Notes shall be issuable in the form of one or more Global Notes in definitive, fully registered form, without coupons, registered in the name of the Common Depositary, or its nominee, in substantially the form set forth in this Section 203 with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Second Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof; provided that if any Notes are issued in certificated and not global form, such Notes shall be in substantially the form set forth in this Section 203, but shall not contain the legends relating to Global Notes or the “Schedule of Increases or Decreases in Global Note.” The terms and conditions of the Notes contained in the form of Note are hereby expressly made a part of this Second Supplemental Indenture.

(a) Form	of Face of Note.

[Include if Note is a Global Note - THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE

NAME OF THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY, WHICH MAY BE TREATED BY FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V., THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY TO FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF THE NOMINEE OF THE COMMON DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS GLOBAL NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES ISSUED IN CERTIFICATED FORM IN DEFINITIVE, FULLY REGISTERED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY OR ANOTHER DEPOSITARY OR BY THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]

[Private Placement Legend - THIS GLOBAL NOTE AND ANY BENEFICIAL INTEREST HEREIN HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) TO US, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES. THIS LEGEND MAY BE REMOVED SOLELY IN THE DISCRETION AND AT THE DIRECTION OF FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V.

PRIOR TO THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT), EACH PERSON ACQUIRING AN OWNERSHIP INTEREST IN THE NOTES (1) SHALL BE DEEMED TO REPRESENT AND WARRANT THAT EITHER (A) IT IS NOT A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) AND IS OUTSIDE THE UNITED STATES OR (B) IT IS ACQUIRING SUCH OWNERSHIP INTEREST PURSUANT TO A VALID REGISTRATION STATEMENT OR IN ANOTHER TRANSACTION EXEMPT FROM SUCH REGISTRATION; (2) AGREES THAT PRIOR TO THE EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT), (X) IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT IN ACCORDANCE WITH THE FOREGOING RESTRICTIONS, AND IN ANY CASE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION; (Y) PRIOR TO SUCH TRANSFER, IT WILL FURNISH TO THE TRUSTEE SUCH CERTIFICATIONS, OPINIONS OF COUNSEL OR OTHER INFORMATION AS FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V. MAY REASONABLY REQUIRE TO CONFIRM THAT

SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (Z) IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “UNITED STATES,” “U.S. PERSON” AND “OFFSHORE TRANSACTION” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.]

Fomento Económico Mexicano, S.A.B. de C.V.

1.75% Senior Notes due 2023

No.	€

ISIN: XS1378895954 / Common Code: 137889595

Fomento Económico Mexicano, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or registered assigns, as the nominee of The Bank of New York Mellon, London Branch, as common depositary for Clearstream Banking, société anonyme (“Clearstream, Luxembourg ”) and Euroclear Bank, S.A./N.V. (“Euroclear”), the principal sum of euro (or such other lawful currency of the member states of the European Monetary Union that have adopted or that will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union, as at the time of payment shall be legal tender for the payment of public and private debts), as revised by the Schedule of Increases and Decreases in Global Note attached hereto on March 20, 2023 (unless earlier redeemed, in which case, on the applicable Redemption Date) and to pay interest thereon from March 18, 2016 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, annually in arrears on March 20 of each year, commencing on March 20, 2017, and at the Maturity thereof, at the rate of 1.75% per annum, until the principal hereof is paid or made available for payment; provided that any principal of, and any premium and interest on, this Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by this Note from the date such amount is due to but not including the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the day on which Clearstream, Luxembourg and Euroclear are open for business next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of this Note not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Interest on the Notes shall be calculated on the basis of a 365-day year or, in the case of an Interest Payment Date falling in a leap year, a 366-day year, and the actual number of days elapsed from and including the last Interest Payment Date (or, with respect to interest payable on the first Interest Payment Date, from the issue date of this Note) to but excluding the Interest Payment Date on which the interest payment falls due.

Payment of the principal of, and premium, if any, and interest on, this Note shall be made at the Office of the London Paying Agent and, if and for so long as the Notes are admitted to listing on the Official List of the Irish Stock Exchange plc. for trading on the Global Exchange Market, at the office of the Irish Paying Agent, in each case maintained for such purpose and at any other office or agency maintained by the Company for such purpose, in euro (or such other lawful currency of the member states of the European Monetary Union that have adopted or that will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union, as at the time of payment shall be legal tender for the payment of public and private debts) against surrender of this Note in the case of any payment due at the Maturity of the principal thereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date); provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. [Include if Note is a Global Note - Notwithstanding the foregoing, payment of any amount payable in respect of a Global Note shall be made in accordance with the Applicable Procedures of the Depositary.]

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V.

By:
Name:
Title:

By:
Name:
Title:

(b)	Form of Reverse of Note.

This Note is one of a duly authorized issue of securities of the Company (herein collectively called the “Notes”), issued under an Indenture, dated as of April 8, 2013 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), Security Registrar, Paying Agent and Transfer Agent, as supplemented by the Second Supplemental Indenture, dated as of March 18, 2016 (herein called the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Trustee, The Bank of New York Mellon, London Branch, as

London Paying Agent and Transfer Agent (herein called the “London Paying Agent”), and The Bank of New York Mellon SA/NV, Dublin Branch, as Irish Paying Agent (herein called the “Irish Paying Agent”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of this Note are those stated in the Indenture (including those made a part of the Indenture by reference to the Trust Indenture Act) and those set forth in this Note. This Note is one of the series designated on the face hereof.

Additional Securities on terms substantially identical to those of this Note, except as to denomination, issue date, issue price and the date from which interest shall accrue and, if applicable, first date of payment, and except as may otherwise be provided in or pursuant to the Board Resolution, the Officer’s Certificate, or in the indenture supplement establishing the terms of the additional Securities, may be issued by the Company without the consent of the Holders of the Notes. The amount evidenced by such additional Securities shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes, in which case the Schedule of Increases and Decreases in Global Note attached hereto will be correspondingly adjusted.

In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of the Indenture or of the Notes) payment of principal and premium, if any, or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at the Stated Maturity, as the case may be; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Subject to the limitations and exceptions described below, the Company shall pay to Holders of the Notes all additional interest (“Additional Interest”) that may be necessary so that every net payment of interest (or amounts deemed interest), principal or premium, to the Holder will not be less than the amount provided for in the Notes. For purposes of the preceding sentence, “net payment” means the amount that the Company or any Paying Agent will pay the Holder after the Company deducts or withholds an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied with respect to that payment (or the payment of such Additional Interest) by a taxing authority of Mexico or the taxing authority of any other country under whose laws the Company or any successor of the Company (assuming the obligations of the Notes and the Indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of the Company’s assets and properties) is organized at the time of payment, except for the United States, or through which payments on the Notes are made (each, a “Taxing Jurisdiction”). Notwithstanding the foregoing, the Company shall not be obligated to pay Additional Interest to or on behalf of any Holder or beneficial owner of the Notes, or to the Trustee, for or on account of any of the following:

(i)    any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the Holder and the Taxing Jurisdiction (other than the mere receipt of a payment, the ownership or holding of a Note or the enforcement of rights with respect to a Note);

(ii)    any estate, inheritance, gift, sales, transfer, personal property or other similar tax, assessment or other governmental charge imposed with respect to a Note;

(iii)    any taxes, duties, assessments or other governmental charges imposed solely because the Holder or any other Person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the Holder or any beneficial owner of a Note if compliance is required by law, regulation or by an applicable income tax treaty to which such Taxing Jurisdiction is a party and which is effective, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and the Company has given the Holders at least 30 calendar days’ written notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that Holders will be required to provide such information and identification;

(iv)    any taxes, duties, assessments or other governmental charges payable otherwise than by deduction or withholding from payments on a Note;

(v)    any taxes, duties, assessments or other governmental charges with respect to a Note presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Interest on presenting such Note for payment on any date during such 15-day period;

(vi)    any payment on a Note to a Holder that is a fiduciary or partnership or a Person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the Additional Interest had the beneficiary, settlor, member or beneficial owner been the Holder of such Note; and

(vii)    any combination of the items in clauses (i) through (vi) above.

Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Interest set forth in clause (iii) above will not apply if the provision of information, documentation or other evidence described in such clause (iii) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, or the laws, regulations or administrative practices of any other Taxing Jurisdiction, than comparable information or other reporting requirements imposed under United States tax law (including any applicable income tax treaty to which Mexico is a party), regulations (including proposed regulations) and administrative practice. In addition, the limitations on the Company’s obligations to pay Additional Interest set forth in clause (iii) above also will not apply with respect to any Mexican withholding taxes unless (a) the provision of the information, documentation or other evidence described in such clause (iii) is expressly required by the applicable Mexican laws and regulations, (b) the Company cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican laws and regulations on its own through reasonable diligence and (c) the Company otherwise would meet the requirements for application of the applicable Mexican laws and regulations. In addition, clause (iii) above shall not require that any Person that is not a resident of Mexico for tax purposes, including any non-Mexican pension fund, retirement fund or financial institution, register with the Secretaría de Hacienda y Crédito Público (the Ministry of Finance and Public Credit) or with the Servicio de Administración Tributaria (the Tax Administration Service) to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

The Company shall remit the full amount of any taxes withheld to the applicable taxing authorities in accordance with applicable law of the relevant Taxing Jurisdiction. The Company shall also provide the Trustee with documentation (which may consist of copies of such documentation) reasonably satisfactory to the Trustee evidencing the payment of taxes in respect of which the Company has paid any Additional Interest. The Company shall provide copies of such documentation to the Holders of the Notes or the relevant Paying Agent upon request.

The Company shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Mexico or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the issuance of the Notes.

In the event that Additional Interest actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

All references herein and in the Indenture to principal, premium, if any, interest or any other amount payable in respect of the Notes shall be deemed to mean and include all Additional Interest, if any, payable in respect of such principal, premium, if any, or interest or any other amounts payable, unless the context otherwise requires, and express mention of the payment of Additional Interest in any provision hereof shall not be construed as excluding reference to Additional Interest in those provisions hereof where such express mention is not made. All references herein and in the Indenture to principal in respect of any Note shall be deemed to mean and include any Redemption Price payable in respect of such Note pursuant to any redemption right hereunder or under the Indenture (and all such references to the Stated Maturity of the principal in respect of any Note shall be deemed to mean and include the Redemption Date with respect to any such Redemption Price), and all such references to principal, premium, if any, interest or Additional Interest shall be deemed to mean and include any amount payable in respect of this Note pursuant to Section 603 of the Second Supplemental Indenture, and express mention of the payment of any Redemption Price or any such other amount in those provisions hereof where such express reference is not made.

The Company may, at its option, redeem the Notes upon not less than 30 nor more than 60 days’ written notice, at any time:

(i) in whole but not in part, at a Redemption Price equal to the sum of (A) 100% of the principal amount of the Notes, (B) accrued and unpaid interest on the principal amount of the Notes to but not including the Redemption Date and (C) any Additional Interest which would otherwise be payable thereon to the Redemption Date, solely if,

(1) as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after March 14, 2016, the Company would be obligated on the next succeeding Interest Payment Date, after taking such measures as the Company may consider reasonable to avoid this requirement, to pay Additional Interest in excess of those attributable to a withholding tax rate of 4.9% with respect to payments of interest or amounts deemed interest under the Notes; or

(2) in the event that the Company or any successor of the Company (assuming the obligations of the Notes and the Indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of the Company’s assets and properties), is organized under the laws of any Taxing Jurisdiction other than Mexico (the date on which the Company or a successor thereof becomes subject to any such Taxing Jurisdiction, the “Succession Date”), and as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of such Taxing Jurisdiction, or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective after the Succession Date, the Company would be obligated on the next succeeding Interest Payment Date, after taking such measures as the Company may consider reasonable to avoid this requirement, to pay Additional Interest in excess of those attributable to any withholding tax rate imposed by such Taxing Jurisdiction as of the Succession Date with respect to the Notes;

provided, however, that (x) no notice of redemption pursuant to this clause (i) may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Interest if a payment on the Notes were then due and (y) at the time such notice of redemption is given such obligation to pay such Additional Interest remains in effect; and

(ii) in whole or in part, at a Redemption Price (calculated by the Company) equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on an annual basis (calculated using a 365-day year or 366-day year, as applicable, and the actual number of days elapsed) at the Bund Rate plus 30 basis points, plus, in the case of (1) and (2), accrued and unpaid interest on the principal amount of such Notes to the Redemption Date and any Additional Interest due thereon.

For purposes of clause (ii) above, the following terms shall have the specified meanings:

“Bund Rate” means, as of any Redemption Date, the rate per annum equal to the yield to maturity as of such Redemption Date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such Redemption Date.

“Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the remaining term of the Notes to be redeemed and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then Outstanding principal amount of the Notes to be redeemed and of a maturity most nearly equal to the remaining term of the Notes to be redeemed; provided, however, that, if the remaining term of the Notes to be redeemed is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the remaining term of the Notes to be redeemed is less than one year, a fixed maturity of one year shall be used.

“Comparable German Bund Price” means, with respect to any Redemption Date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Company obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations.

“Reference German Bund Dealer” means each of Banco Bilbao Vizcaya Argentaria, S.A., Credit Suisse Securities (Europe) Limited and Deutsche Bank AG, London Branch or their affiliates, which are dealers of German Bundesanleihe securities and one other leading dealer of German Bundesanleihe securities reasonably designated by the Company; provided, however, that if any of the foregoing shall cease to be a dealer of German Bundesanleihe securities, the Company shall substitute therefor another dealer of German Bundesanleihe securities.

“Reference German Bund Dealer Quotation” means, with respect to each Reference German Bund Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference German Bund Dealer at 3:30 p.m. (Frankfurt, Germany time) on the third Business Day preceding such Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Business Day immediately preceding the Redemption Date, the Company will deposit with the Trustee money sufficient to pay the Redemption Price of and (unless the Redemption Date shall be an Interest Payment Date) accrued interest to the Redemption Date on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, selection of the notes for redemption will be made on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of Clearstream, Luxembourg and/or Euroclear, as applicable), unless the method is otherwise prohibited, or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate (subject to the procedures of Clearstream, Luxembourg and/or Euroclear, as applicable).

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of a majority in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth (including, without limitation, the restrictions on transfer under Sections 202 and 304 of the Base Indenture), the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of any Transfer Agent, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Transfer Agent duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The provisions of Article Twelve of the Base Indenture, and solely with respect to the Notes, as amended by the Second Supplemental Indenture, shall apply to the Notes.

The Notes are issuable only in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange of this Note, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of this Note, other than exchanges pursuant to Section 906 or Section 1105 of the Base Indenture not involving any transfer.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee, any Agent and any other agent of the Company or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes (subject to Section 306 of the Base Indenture), whether or not this Note is overdue, and neither the Company, the Trustee, any Agent nor any such other agent shall be affected by notice to the contrary.

This Note is a Global Note and is subject to the provisions of the Indenture relating to Global Note, including the limitations in Sections 202 and 304 of the Base Indenture on transfers and exchanges of Global Note.

This Note and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT—
(Cust)
TEN ENT -	as tenants by the entireties	Custodian under Uniform
(Minor)
JT TEN -	as joint tenants with right of survivorship and not as tenants in common	Gifts to Minors Act (State)

Additional abbreviations may also be used

though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Transfer or Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Security Registrar

Section 204. Form of Trustee’s Certificate of Authentication.

The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Notes referred to in the within mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

Section 205. Reserved.

Section 206. Maintenance of Office or Agency.

(a) As long as the Notes are Outstanding, the Company shall maintain in the Borough of Manhattan, New York and in London, United Kingdom an office or agency, in each case, in accordance with Section 1002 of the Base Indenture.

(b) If and for so long as the Notes are admitted to listing on the Official List of the Irish Stock Exchange plc. and trading on the Global Exchange Market of the Irish Stock Exchange plc., the Company shall maintain pursuant to Section 1002 of the Base Indenture an office or agency in Ireland where the Notes may be presented or surrendered for payment. The Company has initially appointed The Bank of New York Mellon SA/NV, Dublin Branch as the Paying Agent in Ireland with respect to the Notes. The Bank of New York Mellon SA/NV, Dublin Branch has its main offices at Hanover Building, Windmill Lane, Dublin 2, Ireland.

(c) If for any reason The Bank of New York Mellon SA/NA, Dublin Branch shall not continue as the Paying Agent in Ireland with respect to the Notes and Notes are admitted to listing on the Official List of the Irish Stock Exchange plc. and trading on the Global Exchange Market of the Irish Stock Exchange plc., the Company shall appoint a substitute Paying Agent in Ireland, in accordance with the rules then in effect of the Official List of the Irish Stock Exchange and the provisions of the Indenture and the Notes. Following the appointment of a substitute Paying Agent in Ireland, the Company shall give the Trustee and the Holders of the Notes notice of such appointment pursuant to Sections 105 and 106 of the Base Indenture.

Section 207. Listing.

The Company shall use its reasonable best efforts to have the Notes admitted to listing on the Official List of the Irish Stock Exchange plc. and trading on the Global Exchange Market of the Irish Stock Exchange plc.

ARTICLE THREE

REDEMPTION OF THE NOTES

Section 301. Optional Redemption by the Company.

The Notes may be redeemed at the option of the Company on the terms and conditions set forth in the form of Note as set forth as in Section 203 of this Second Supplemental Indenture in accordance with Article Eleven of the Base Indenture, and solely with respect to the Notes, as amended by the terms and conditions set forth in this Second Supplemental Indenture (including the form of Note).

ARTICLE FOUR

DEFEASANCE

Section 401. Legal and Covenant Defeasance.

The provisions of Article Twelve of the Base Indenture, and solely with respect to the Notes, as amended by the Second Supplemental Indenture, shall apply to the Notes.

ARTICLE FIVE

ADDITIONAL INTEREST

Section 501. Additional Interest.

The provisions of Section 1008 of the Base Indenture, and solely with respect to the Notes, as amended by the terms and conditions set forth in this Second Supplemental Indenture (including the form of Note), shall apply to the Notes.

ARTICLE SIX

MISCELLANEOUS PROVISIONS

Section 601. Consent to Service; Jurisdiction.

Each party hereto agrees that any legal suit, action or proceeding arising out of or relating to this Second Supplemental Indenture, the Base Indenture or the Notes may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York and in the courts of its own corporate domicile, in respect of actions brought against each such party as a defendant, and each waives any objection which it may now or hereafter have to the laying of the venue of any such legal suit, action or proceeding, waives any immunity from jurisdiction or to service of process in respect of any such suit, action or proceeding, waives any right to which it may be entitled on account of place of residence or domicile or for any other reason, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. The Company hereby designates and appoints CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent upon which process may be served in any legal suit, action or proceeding arising out of or relating to this Second Supplemental Indenture, the Base Indenture or the Notes which may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York, and agrees that service of process upon such agent shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and further designates its domicile, the domicile of CT Corporation System specified above and any domicile CT Corporation System may have in the future as its domicile to receive any notice hereunder (including service of process). If for any reason CT Corporation System (or any successor agent for this purpose) shall cease to act as agent for service of process as provided above, the Company will promptly appoint a successor agent for this purpose reasonably acceptable to the Trustee. The Company agrees to take any and all actions as may be necessary to maintain such designation and appointment of such agent in full force and effect.

Section 602. Governing Law; Waiver of Jury Trial.

(a) THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO (EXCEPT, FOR THE AVOIDANCE OF DOUBT, THE HOLDERS OF THE NOTES) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE BASE INDENTURE, THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 603. Currency Indemnity; Payments in Dollars.

(a) The euro is the sole currency of account and payment for all sums payable by the Company under or in connection with the Notes or this Second Supplemental Indenture, including damages. Any amount received or recovered in currency other than Euros in respect of the Notes (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise) by any Holder of the Notes in respect of any sum expressed to be due to it from the Company shall only constitute a discharge of them under the Notes and this Second Supplemental Indenture only to the extent of the euro amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that euro amount is less than the euro amount expressed to be due to the recipient under the Notes or this Second Supplemental Indenture, the Company shall indemnify and hold harmless the recipient, to the greatest extent permitted by law, against any loss or cost sustained by it in making any such purchase. For the purposes of this Section 603, it will be sufficient for the Holder of a Note to certify that it would have suffered a loss had an actual purchase of euro been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of euros on such date had not been practicable, on the first date on which it would have been practicable).

(b) The indemnities of the Company contained in this Section 603, to the extent permitted by law: (i) constitute a separate and independent obligation from the other obligations of the Company under this Second Supplemental Indenture and the Notes; (ii) shall give rise to a separate and independent cause of action against the Company; (iii) shall apply irrespective of any waiver granted by any Holder of the Notes or the Trustee from time to time; and (iv) shall continue in full force and effect notwithstanding any other judgment, order, claim or proof of claim for a liquidated amount in respect of any sum due under the Notes or this Second Supplemental Indenture or any other judgment or order.

(c) Notwithstanding Section 603(a) above or any provision herein or in the Notes to the contrary, if the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the control of the Company or if the euro is no longer being used by the then member states of the European Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then the Company will be entitled, until the euro is again available to the Company or so used, to satisfy its payment obligations in respect of the Notes and this Second Supplemental Indenture by making such payments in Dollars. The amount payable on any date in euro will be converted into Dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second New York Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent Dollar/euro exchange rate published in The Wall Street

Journal on or prior to the second New York Business Day prior to the relevant payment date. Any payment in respect of the Notes or this Second Supplemental Indenture so made in Dollars will not constitute an Event of Default under the Notes or this Second Supplemental Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion made pursuant to this Section 603(c).

Section 604. Transfer of Notes.

Subject to the Applicable Procedures, any registration of transfer of Restricted Notes (including Notes issued in certificated form), shall be made only upon receipt by the Trustee of such certifications, Opinions of Counsel or other information reasonably required by the Company to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Section 605. Applicable Procedures for Delegending.

Following the termination of the Distribution Compliance Period relating to the Notes, the Company may, at any time and at its sole option:

(i) instruct the Trustee in writing to remove the Private Placement Legend from such Note (including setting forth the basis for such removal), and upon receipt of such instruction, the Private Placement Legend shall be deemed removed from such Note without further action on the part of Holders; and

(ii) if applicable, instruct Euroclear or Clearstream, Luxembourg to change the ISIN number for such Notes to the unrestricted ISIN number for such Notes.

Section 606. Separability of Invalid Provisions.

In case any one or more of the provisions contained in this Second Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Second Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Second Supplemental Indenture shall be construed as if such provision had never been contained herein.

Section 607. Execution in Counterparts.

This Second Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 608. Certain Matters.

The Trustee, the London Paying Agent and the Irish Paying Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture, the Notes or for or in respect of the recitals contained herein, all of which are made solely by the Company. The rights, privileges, protections, immunities and benefits given to the Trustee under the Indenture are extended to, and shall be enforceable by, each of the London Paying Agent and the Irish Paying Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first written above.

FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V.,
as Issuer

By:	/s/ Gerardo Estrada Attolini
Name:	Gerardo Estrada Attolini
Title:	Director of Corporate Finance/ Attorney-in-Fact

By:	/s/ Carlos Eduardo Aldrete Ancira
Name:	Carlos Eduardo Aldrete Ancira
Title:	General Counsel/Attorney-in-Fact

THE BANK OF NEW YORK MELLON,
as Trustee, Security Registrar, Paying Agent and Transfer Agent

By:	/s/ Elizabeth Stern
Name:	Elizabeth Stern
Title:	Vice President

THE BANK OF NEW YORK MELLON, LONDON BRANCH,
as London Paying Agent and Transfer Agent

By:	/s/ Elizabeth Stern
Name:	Elizabeth Stern
Title:	Vice President

THE BANK OF NEW YORK MELLON SA/NV, DUBLIN BRANCH,
as Irish Paying Agent

By:	/s/ Kate Boyle
Name:	Kate Boyle
Title:	Vice President